Exhibit 99.3

For Immediate Release

COURT CONFIRMS MOVIE GALLERY’S PLAN OF REORGANIZATION

Company Expects to Emerge From Chapter 11 Early in the Second Quarter of 2008

DOTHAN, Ala., April 9, 2008 – Movie Gallery, Inc. (“Movie Gallery”) (OTC Pink Sheets: MOVIQ.PK) today announced that the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) confirmed Movie Gallery’s Second Amended Plan of Reorganization with Technical Modifications (the “Plan”). Movie Gallery currently expects to emerge from Chapter 11 early in the second quarter of 2008.

“The Court’s confirmation of our Plan is a major milestone for Movie Gallery,” said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. “Movie Gallery is now poised to emerge as a competitive and financially stable company. We are very proud of what we have been able to accomplish during our short time in Chapter 11 and look forward to working with all of our stakeholders through the remainder of our restructuring and beyond. On behalf of my entire management team, we remain grateful for the unwavering support of our dedicated partners and associates throughout our restructuring process.”

As previously announced, the Plan provides for the following:

•	An exit financing facility providing the Company with $100 million and a facility providing up to $25 million of letters of credit for certain trade vendors;

•	The Company’s first lien indebtedness will remain in place on restructured terms;

•	Conversion of approximately $72 million of the Company’s $175 million second lien indebtedness, held by Sopris Capital Advisors, into equity of reorganized Movie Gallery;

•	The Company’s remaining second lien debt (following conversion of the second lien debt held by Sopris) will remain in place on restructured terms;

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Conversion of the Company’s $325 million 11% Senior Notes and most other general unsecured claims into new equity of reorganized Movie Gallery, warrants for additional new equity of reorganized Movie Gallery and a share of distributions from a litigation trust established under the Plan;

•	A commitment by Sopris to invest up to an additional $50 million to purchase new equity of reorganized Movie Gallery; and

•	Existing shares of the Company’s common stock will be cancelled.

Movie Gallery’s Plan and Disclosure Statement and related documents are available at www.kccllc.net/moviegallery.

About Movie Gallery

The Company is the second largest North American video rental company with approximately 3,490 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. Since Movie Gallery’s initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website: www.moviegallery.com.

Forward-looking Statements

This press release, as well as other statements made by Movie Gallery may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the ability of the Company to operate subject to the terms of the DIP Credit Agreement; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 cases; (iv) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases, including a plan consistent with the terms set forth in the plan term sheet attached to the Lock Up, Voting and Consent Agreement dated as of October 14, 2007 or the plan of reorganization attached to the plan support agreement dated January 22, 2008, both of which have been executed by the Company; (v) risks associated with a termination of the $150 million secured super-priority debtor in possession credit agreement and financing availability; (vi) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vii) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (viii) the Company’s ability to maintain contracts and leases that are critical to its operations; (ix) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (x) the ability of the Company to execute its business plans and strategy, including the operational restructuring initially announced in 2007, and to do so in a timely fashion; (xi) the ability of the Company to attract, motivate and/or retain key executives and associates; (xii) general economic or business conditions affecting the video and game rental and sale industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; and (xiii) increased competition in the video and game rental and sale industry. Other risk factors are listed from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission. Movie Gallery disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan or plans of reorganization could result in holders of Movie Gallery’s common stock or other equity interests and claims relating to prepetition liabilities receiving no distribution on account of their interest and cancellation of their interests and their claims and cancellation of their claims. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that certain creditors or equity holders do not receive or retain property on account of their claims or equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock and claims to be highly speculative and cautions equity holders that the stock and creditors that the claims may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Movie Gallery’s common stock or other equity interest or any claims relating to pre-petition liabilities. The proposed plan of reorganization currently provides that all of Movie Gallery’s common stock and other equity interests will be cancelled for no consideration.

Contacts:

Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-2400

Media: Andrew B. Siegel or Meaghan A. Repko of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

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